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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         MICROCIDE PHARMACEUTICALS, INC.

                             a Delaware Corporation

                Pursuant to (S)242 of the General Corporation Law
                            of the State of Delaware

     Microcide Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

     1. The name of the Corporation is Microcide Pharmaceuticals, Inc. and was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 29, 1996.

     2. The following amendment to the Restated Certificate of Incorporation of the corporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware:

          Article I of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE I.

               The name of this corporation is Essential Therapeutics, Inc."

     3. The capital of the corporation will not be reduced under or by reason of the foregoing amendment.

     IN WITNESS WHEREOF, Microcide Pharmaceuticals, Inc. has caused this Certificate to be executed by its duly authorized officer this 24th day of October, 2001.

                                MICROCIDE PHARMACEUTICALS, INC.


                                By:      /s/ James E. Rurka
                                   --------------------------------------------
                                Name:    James E. Rurka
                                Title:   President and Chief Executive Officer